Exhibit 10.1

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked “[*]” in this document; they have been filed separately with the Commission.

May 30, 2014

Mr. Paul Monte
Vice President
Globalstar, Inc.
300 Holiday Square Blvd.
Covington, Louisiana 70433

Ref:	Contract Number GINC-C-08-0390 (“Contract”) between Globalstar, Inc. (“Globalstar”) and Hughes Network Systems, LLC (“Hughes”), as amended
Letter between Globalstar and Hughes covering equity payments, dated May 30, 2014

Dear Paul:

This letter memorializes the Parties’ understandings in respect of certain changes to the scope of work for the Radio Access Network (“RAN”) and User Terminal Subsystem (“UTS”) being supplied to Globalstar by Hughes under the Contract.

In the interest of allowing Hughes to commence the work while the parties make certain conforming revisions to the Contract Exhibits, such updated exhibits to be added as part of a formal contract amendment, and in consideration of the mutual promises and covenants contained in this letter (“Letter Agreement”), Globalstar and Hughes (each a “Party” and collectively, the “Parties”) agree as follows:

1)     Scope of Work and Price

Hughes shall perform the work necessary to support the implementation of the design modifications and delivery of additional equipment listed in Table 1 below. The total Firm Fixed-Price for such work shall be US$3,779,623 (the “Price”).

Table 1. Scope of Work and Price

Mr. Paul Monte
May 30, 2014

Item No.	Description	Price (USD)
1	Design modification in the RAN [*]	NSP
2	Build and deliver twenty (20) additional Evaluation Platforms (“EVP”) units. The new EVP units shall include the three (3) d.c. power supplies modification for connection of external antennae.	NSP
3	EVP design modification adding three (3) d.c. power supplies and connections for connection of external antennae	NSP
4	RTDM design modification for inclusion of twenty (20) additional features	NSP
5	RAN design modification for Flexible Beam Boundary	NSP
6	RAN design modification for Call Performance Data	NSP
	Firm Fixed-Price	3,779,623
Note: NSP means Not Specifically Priced.

2)     Payment Schedule

Globalstar shall pay the Price of US$3,779,623 to Hughes in accordance with the following payment schedule:
Table 2. Payment Schedule

Payment No.	Payment Event	Amount (US$)	Invoice Date
1	Effective Date	1,511,849 (40% of the Price)	Effective Date
2	Completion of the Design Review (est. Effective Date + 3 months)	1,133,887 (30% of the Price)	Upon completion of Design Review
3	Completion of Packet FAT (ref. Ex. C Payment Milestone 15a) [*]	377,962 (10% of the Price)	Upon completion of Packet FAT
4	Completion of IMS FAT (ref. Ex. C Payment Milestone 15b) [*]	377,962 (10% of the Price)	Upon completion of IMS FAT
5	Completion of RAN 3 in service date (ref. Ex. C Payment Milestone 17) [*]	377,963 (10% of the Price)	Upon completion of RAN 3 in service date
	Total	3,779,623

Hughes shall be entitled to submit an invoice to Globalstar on the Invoice Date corresponding to the Payment Event referenced in Table 2. Payment No. 1 shall be paid in accordance with the letter covering equity payments between Globalstar and Hughes, dated May 30, 2014, except that in the event of a termination of such letter, Payment No. 1 will be paid within 5 business days of the termination of such letter. For Payment Nos. 2-5, Globalstar shall pay any such invoices within 30 days of the date of receipt of the invoice. Payment shall be made by wire transfer to the bank account listed in Article 7.C of the Contract.

3)    Delivery Schedule

Mr. Paul Monte
May 30, 2014

Globalstar and Contractor agree that the new features for the RAN and UTS shall be delivered in accordance with the following delivery schedule:

Table 3. Delivery Schedule

Item No.	Description	Delivery Date
1	Design modification in the RAN [*]	[*]
2	Build and deliver twenty (20) additional Evaluation Platforms (“EVP”) units. The new EVP units shall include the three (3) d.c. power supplies modification for connection of the external antenna	[*]
3	EVP design modification adding three (3) d.c. power supplies and connections for connection of external antenna	[*]
4	RTDM design modification for inclusion of twenty (20) additional features	[*]
5	RAN design modification for Flexible Beam Boundary	[*]
6	RAN design modification for Call Performance Data	[*]

Until such time as Exhibits A, B1, B2 and B3 have been formally updated pursuant to Section 4 of this Letter Agreement, Hughes will work in a diligent manner toward the completion of the work by the corresponding delivery date set forth in Table 3.

4)    Resultant Contract Amendment

The parties shall endeavor to execute an amendment to the Contract to incorporate the scope of work, Price, payment schedule and delivery schedule described in this Letter Agreement, including revisions to relevant Exhibits, within thirty (30) days of the Effective Date of this Letter Agreement.

6)    Effectiveness

The effective date of this Letter Agreement (the “Effective Date”) shall be the date this Letter Agreement is signed by Globalstar.

7)    Terms and Conditions

This Letter Agreement shall be interpreted, construed and governed, in all respects, according to the Contract.

8)    General

Except as amended herein, all terms and conditions of the Contract shall remain in full force and effect. In the event of a discrepancy between the terms and conditions contained in this Letter Agreement, as amended, and those contained in the Contract, the terms and conditions contained in this Letter Agreement shall prevail. The terms of this Letter Agreement may be modified only by an agreement in writing signed by the parties. This Letter Agreement may be signed in counterparts and each original counterpart shall be deemed binding on each Party collectively and individually. This Letter Agreement shall be governed by and interpreted according to the laws of the State of New York.

Mr. Paul Monte
May 30, 2014

We would appreciate Globalstar acknowledging its agreement with the terms of this Letter Agreement by having a duly authorized representative sign in the signature block below.

Sincerely,

/s/ Sean P. Fleming

Sean P. Fleming
Vice President and Associate General Counsel

AGREED AND ACCEPTED BY:

GLOBALSTAR, INC.

Signature /s/ David Milla

Name David Milla

Title Director - Contracts

Date June 6, 2014